Exhibit 10.1

ROAE Nonequity Incentive Compensation Award Opportunities

Payable in 2025 and 2026

On June 7, 2024, the Compensation Committee of the Board of Directors of First United Corporation (the “Corporation”) approved the grant of nonequity (cash) incentive compensation award opportunities to certain of its executive offices, including its named executive officers. The awards consist of two tranches.

The first tranche contemplates award opportunities based on a percentage of each officer’s base salary as of December 31, 2021, with a threshold bonus of 50% of the award amount and a target bonus of 100% of the award amount (the “2024 ROAE Awards”). The 2024 ROAE Awards will be payable on or before March 15, 2025 if the Corporation’s annual average return on average equity (“ROAE”) for the three-year period ending December 31, 2024 is within at least the 25th percentile (threshold) or at least the 50th percentile (target) when measured against the annual average ROAE for the same three-year period ending December 31, 2024 of a custom peer group consisting of 123 publicly-traded banks with total assets of between $750 million and $4 billion at December 31, 2023 (the “Peer Group”). Any amounts payable under the 2024 ROAE Awards will be reduced dollar-for-dollar by the grant date fair value of any shares of the Corporation’s common stock that become issuable pursuant to the performance-vesting restricted stock units that were granted to the officers in March 2022.

The second tranche contemplates award opportunities based on a percentage of each officer’s base salary as of December 31, 2022, with a threshold bonus of 50% of the award amount, a target bonus of 100% of the award amount, and a maximum (stretch) bonus of 150% of the award amount (the “2025 ROAE Awards”). The 2025 ROAE Awards will be payable on or before March 15, 2026 if the Corporation’s annual average ROAE for the three-year period ending December 31, 2025 is within at least the 25th percentile (threshold), at least the 50th percentile (target), or at least the 75th percentile (maximum) when compared to the annual average ROAE of the Peer Group for the same three-year period ending December 31, 2025. Any amounts payable under the 2025 ROAE Awards will be reduced dollar-for-dollar by the grant date fair value of any shares of the Corporation’s common stock that become issuable pursuant to the performance-vesting restricted stock units that were granted to the officers in March 2023.

The Peer Group is closed, provided that any peer that is acquired will be removed from the Peer Group and any peer that fails will be recorded with a -99% performance result. Payouts for performance between defined levels will be interpolated on a straight-line basis. To receive a payout under an award, an officer must be an employee in good standing as of the payment date for that award.

The following table provides information about the award opportunities that could be paid to the Corporation’s named executive officers with respect to the 2024 ROAE Awards:

Name	Award Opportunity (% of Salary)	Threshold Bonus (50% Award)	Target Bonus (100% Award)
Carissa Rodeheaver	20%	$ 40,649	$ 81,299
R.L. Fisher	10%	14,052	28,104
Jason Rush	10%	12,875	25,750
Tonya Sturm	10%	10,712	21,424
Keith Sanders	10%	10,310	20,620

The following table provides information about the award opportunities that could be paid to the Corporation’s named executive officers with respect to 2025 ROAE Awards:

Name	Award Opportunity (% of Salary)	Threshold Bonus (50% Award)	Target Bonus (100% Award)	Maximum Bonus (150% Award)
Carissa Rodeheaver	20%	$ 41,869	$ 83,738	$ 125,607
R.L. Fisher	10%	14,403	28,806	43,209
Jason Rush	10%	13,750	27,500	41,250
Tonya Sturm	10%	11,700	23,400	35,100
Keith Sanders	10%	11,500	23,000	34,500

The Compensation Committee reserves the right to make adjustments to goal calculations for the Corporation and/or the members of the peer group, including, but not limited to, adjustments for merger expenses and share repurchases.

By accepting an award, each officer acknowledges that the award is subject to the Compensation Recovery Policy filed as Exhibit 97 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023, as the same may be amended and replaced from time to time.